Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Completes
Acquisition of Suburban Chicago Office Building
Property is second asset acquired for potential future sale to Grubb & Ellis Realty Advisors, Inc.
CHICAGO (March 1, 2007) — Grubb & Ellis Company (NYSE: GBE) today announced that as part of its warehousing strategy to deliver assets to its investment management affiliate, Grubb & Ellis Realty Advisors, Inc., (AMEX: GAV) the Company’s indirect wholly owned subsidiary, GERA 6400 Shafer LLC, has completed the acquisition of 6400 Shafer Court.
     The Company purchased the 180,000-square-foot office building located in Rosemont from F/B 6400 Shafer Ct. (Rosemont), LLC for $21.5 million. Grubb & Ellis’ Rosemont office has managed the building for approximately a year, during which time significant cosmetic and mechanical improvements have been made to the lobby and common floors. The Company will assume leasing of the building effective immediately. It is currently 56 percent leased.
     The most recent acquisition follows Grubb & Ellis’ acquisition of Abrams Centre in Dallas on Feb. 20 for $20 million and its announcement on Feb. 22 of its intent to acquire Danbury Corporate Center, a 1.1-million-square-foot office building located in Danbury, Conn.
     The Company’s current intention is to hold the property for future sale to Grubb & Ellis Realty Advisors, Inc. The aggregate value of the three properties is sufficient to constitute Realty Advisors’ business combination, if the purchase of such properties from Grubb & Ellis is approved by Realty Advisors’ board of directors and stockholders.
     The Company and Realty Advisors, however, do not have any current arrangement or agreement with respect to the property and Realty Advisors does not have any obligation to purchase the property from the Company.
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Grubb & Ellis Company
500 West Monroe Street  Suite 2800  Chicago, IL 60661  312.698.6700

2-2-2
03/01/07
Grubb & Ellis Company Completes Acquisition of Suburban Chicago Office Building
Grubb & Ellis Company
Grubb & Ellis Company is one of the world’s leading full-service commercial real estate organizations, providing a complete range of transaction, management and consulting services. By leveraging local expertise with our global reach, Grubb & Ellis offers innovative, customized solutions and seamless service to owners, corporate occupants and investors throughout the globe. For more information, visit the Company’s Web site at www.grubb-ellis.com.
Forward-looking Statement
Statements included in this release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing techniques and prices for real estate in the real estate markets generally; (ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of new initiatives and investments; and (vi) other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2006 and December 31, 2006 and in the Company’s other filings with the Securities and Exchange Commission (including the Registration Statement on Form S-1, as amended, registration number 333-133659).
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